Exhibit 10.1

CONFIDENTIAL

February 20, 2012

Mr. Eduardo G. Mestre

Dear Eduardo:

This letter sets out the revised terms of your employment with Evercore Partners Services East LLC (“Evercore”).

Date of Effectiveness:	February 21, 2012

Title, Duties and Schedule:	You will have the title of “Senior Managing Director” and “Chairman (or Co-Chairman) of Global Advisory” and will continue to devote your efforts to building and enhancing the success of our corporate advisory business, with particular focus on client development and retention, the execution of certain mutually agreed upon engagements, the training and mentoring of senior Evercore personnel, and such other duties as may be reasonably requested of and agreed to by you. You will relinquish any and all management and policy making functions for Evercore Partners Inc. (“EVR”) that you previously held and will resign your position (i) as a member of any board or committee involved in the setting of polices for EVR and (ii) as the manager of any principal business unit, division or function of EVR. For the avoidance of doubt, you will no longer serve in the capacity of an “Executive Officer” of EVR as defined by Rule 3b-7 of the Securities and Exchange Act of 1934, as amended.

Base Salary:	$500,000 per year, paid semi-monthly in accordance with Evercore’s payroll process.

Annual Bonuses:	Any bonus amounts for 2012 and thereafter will be at Evercore’s discretion, and will be based in part on EVR’s performance and your individual performance, and will in all cases be in accordance with applicable policies. These bonuses may be comprised of cash and deferred compensation. The proportion of cash to deferred compensation, and the vesting terms applicable to such deferred compensation, will be in accordance with EVR’s polices.

Restrictive Covenants:	The change in your title and duties will not alter your obligations contained in the
Confidentiality, Non-solicitation, Non-compete and Proprietary Information Agreement
(“Restrictive Covenants”) that you have executed.

Withholding:	All amounts paid to you, in whatever form, will be subject to withholding for taxes and other deductions to the extent required by law.

Regulatory Compliance:

You will continue to be subject to and agree to comply with all applicable policies and procedures, including the written supervisory procedures associated with Evercore Group LLC (EVR’s affiliated broker-dealer). In particular, for as long as you are a member of the board of the Comcast Corporation (“Comcast”):

1.      You may not be a member of any deal team that provides advisory services or any other type of investment banking service to Comcast or to any other party where Comcast is the counterparty to the transaction; and

2.      You may not receive any fees, commissions, bonuses, or any other form of compensation from Evercore Group LLC or its affiliates for providing advisory or other investment banking services to Comcast or to any other party where Comcast is the counterparty to the transaction.

This continuation of your employment is for no specified period and can be terminated by either of us for any or no reason, with or without cause at any time. Further, your participation in any benefit or incentive program is not to be regarded as assuring you of continued employment for any particular period of time.

This letter supersedes any prior representations or agreements, whether written or oral, and this letter can only be changed by a written document signed by you and Evercore.

Except as otherwise provided in the Restrictive Covenants, any controversy or claim arising out of or relating to this letter shall be submitted to final and binding arbitration in the Borough of Manhattan, New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any such award shall be entered into any court of competent jurisdiction.

To indicate your agreement to the foregoing, please sign and date this letter in the space provided at the end of this document, and return it to me. Please retain a copy for your records.

Regards,

/s/ Ralph Schlosstein
Ralph Schlosstein
Chief Executive Officer

Agreed to and accepted on February 20, 2012

/s/ Eduardo G. Mestre
Eduardo G. Mestre